Exhibit 10.10

FLUENCE ENERGY, INC.

Annual Incentive Plan

1 | Page
|US-DOCS\136640243.2||

SECTION 1 - PURPOSE

The purpose of the Fluence Annual Incentive Plan (the “Plan”) is to motivate and reward Participants’ contribution to the achievement of the Company’s annual performance goals. This Plan constitutes a sub-plan of the Fluence Energy, Inc. 2021 Incentive Award Plan (the “Incentive Plan”) for purposes of granting Other Stock or Cash Based Awards (as defined in the Incentive Plan) to certain Participants. This Plan and all Incentive Awards shall be subject to the terms and conditions of the Incentive Plan. In case of conflict between the Plan and other summaries or descriptions of the Plan, this Plan document shall govern and, in case of conflict between the Plan and the Incentive Plan, the Incentive Plan shall govern.

SECTION 2 – DEFINITIONS

2.1    Definitions: Wherever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided. Capitalized terms not specifically defined in this Plan have the meanings given to them in the Incentive Plan.

(a)
“Administrator” shall have the meaning set forth in the Incentive Plan; provided that, with respect to any Participant that is an Officer, the Administrator shall in all events be the Board or the Compensation Committee.

(a)	“Base Salary” shall mean a Participant’s annualized base salary or wage rate from the Company.
(a)	“Business Scorecard” shall mean the achievement of the Financial Performance Goals and/or Strategic Performance Goals, as described in Section 4.3.
(a)	“Company” shall mean Fluence Energy, Inc., a Delaware corporation and any Successor thereto.
(a)	“Compensation Committee” shall mean the Compensation Committee of the Board (or such other committee of the Board as designated by the Board).
(a)	“Eligible Earnings” shall mean the Base Salary as of September 30 of the Plan Year.
(a)	“Financial Performance Goals” shall have the meaning as ascribed in Section 4.3.
(a)
“Incentive Award” shall mean the cash award earned by a Participant based on the achievement of the Business Scorecard results and achievement of the Participant’s Individual Performance Objectives, as applicable, and as calculated in accordance with the Plan.

(a)	“Individual Performance Objectives” shall have the meaning as described in Section 4.4.
(a)
“Officer” shall mean the Chief Executive Officer and any other officers who report to the Board or the Chief Executive Officer or otherwise serving as the executive leadership team of the Company, as determined by the Board.

(a)	“Participant” shall mean an Employee who is in a position that satisfies the defined eligibility criteria for participation in the Plan as stated in Section 3.
(a)	“Plan Year” shall mean the fiscal year of the Company that extends from October 1 through September 30, as designated by the Committee from time to time.
(a)
“Retirement” shall mean that a Participant is (i) age 55 or older with 10 or more years of service, (ii) age 60 or older with 5 or more years of service, or (iii) age 65 or older on his or her date of termination.

(a)	“Strategic Performance Goals” shall have the meaning as ascribed in Section 4.3
(a)
“Successor” shall mean any successor to the Company, whether as the result of amalgamation, merger, consolidation, direct or indirect purchase, of all or substantially all the business and/or assets of the Company, or otherwise.

(a)	“Target Incentive Percentage” shall mean the fixed percentage of a Participant’s Eligible Earnings determined by Administrator.

SECTION 3 – ELIGIBILITY AND PARTICIPATION
3.1    Eligibility Criteria for Participation: All Employees may generally be eligible to participate in the Plan, subject to approval by the Administrator. The Administrator will determine which Employees will be eligible to participate as Participants in the Plan and the terms and conditions for such eligibility. Without limiting the foregoing, Employees participating in a sales incentive, commission arrangement, or any other incentive program may be excluded as Participants in the Plan, as determined by the Administrator.

3.2    Participation: Participants in the Plan and the related Incentive Awards shall be approved by the Administrator.

3.3    Partial Plan Year Participation: An Employee who becomes a Participant during the Plan Year either as a new hire, a rehire, or an internal job change that qualifies the Employee as a Participant under Section 3.1 and who has a hire date, a rehire date, or a job effective date prior to July 1 of the Plan Year may be eligible for partial plan year participation, as determined by the Administrator. In any such case, for purposes of calculating any Incentive Award, any such Incentive Award shall be pro-rated (based on the number of days employed during the applicable Plan Year).

2 | Page
|US-DOCS\136640243.2||

3.4    Changes in Plan Assignment and/or Target Incentive Percentage: Except as otherwise determined by the Administrator, if a Participant experiences a change in his or her position assignment or Eligible Earnings during the Plan Year, such Participant will be eligible to receive an Incentive Award based on his or her Target Incentive Percentage and Eligible Earnings in effect as of September 30 of the Plan Year.

3.5    Leave of Absence: Unless otherwise determined by the Administrator, any Participant on any approved leave of absence during the applicable Plan Year shall be eligible for an Incentive Award calculated on a pro-rated basis, unless otherwise required by local law, payable pursuant to Section 5. The Administrator will determine, in its sole discretion, the effect of all matters and questions relating to all leaves of absence from the Company, including whether such Participant is entitled to full payment or a pro-rated payment of the Incentive Award.

3.6    No Right to Participation: Participation by an Employee in the Plan in any prior Plan Year does not provide a right or entitlement to be selected as a Participant in the then-current Plan Year or any future period, unless determined by the Administrator.

SECTION 4 – INCENTIVE AWARD DETERMINATION

4.1    Eligibility for Incentive Award: Except as provided in Sections 3.5 and 6, to be eligible to receive an Incentive Award, a Participant must be actively employed continuously in good standing by the Company or one of its Subsidiaries through the entire Plan Year (or partial Plan Year, in accordance with Section 3.3) and the payment date of the Incentive Award.

4.2    Payment of the Incentive Award. The amount of the Incentive Award for a Participant in a Plan Year will be based on the aggregate achievement of the Business Scorecard results and achievement of the Participant’s Individual Performance Objectives, as applicable, and as calculated in accordance with the Plan.

4.3    Business Scorecard. All or a portion of the Incentive Award will be based on the aggregate achievement of the Business Scorecard. The Board or Compensation Committee will certify the achievement of the Business Scorecard within a reasonable period following the close of the applicable Plan Year. Unless otherwise determined by the Board or Compensation Committee:

4.3.1 Financial Performance Goals: A portion of the Business Scorecard may be based on the achievement of certain financial Performance Criteria, which will be determined by the Board or Compensation Committee (the “Financial Performance Goals”). Each Financial Performance Goal may be assigned a weight and may be measured separately from any other Financial Performance Goals. Each Financial Performance Goal will contain the target achievement level (the “Financial Performance Goal Target”) required to earn 100% of the portion of the Incentive Award that is based on such Financial Performance Goal. The Incentive Award payout percentages for each of the respective Financial Performance Goals will contain the minimum or threshold, the Financial Performance Goal Target, and the maximum payout opportunity as determined by the Board or Compensation Committee. Interpolation is used to calculate the payout levels between each payout percentage. Financial Performance Goals are typically measured on an annual basis but may be measured more or less frequently as determined by the Board or Compensation Committee. The weight of each Financial Performance Goal does not need to be the same for each Participant or for each Plan Year.
4.3.2 Strategic Performance Goals: A portion of the Business Scorecard may be based on the achievement of certain strategic Performance Criteria (“Strategic Performance Goals”), as determined by the Board or Compensation Committee. Each Strategic Performance Goal is assigned a weight and is measured separate from the other Strategic Performance Goals. Each Strategic Performance Goal will contain the target achievement level (the “Strategic Performance Goal Target”) required to earn 100% of the portion of the Incentive Award that is based on such Strategic Performance Goal. The Incentive Award payout percentages for each of the respective Strategic Performance Goals will contain the minimum or threshold, the Strategic Performance Goal Target, and the maximum payout opportunity as determined by the Board or Compensation Committee. The Board or Compensation Committee will determine the level of achievement of the Strategic Performance Goals in its discretion. Strategic Performance Goals are typically measured on an annual basis but may be measured more or less frequently as determined by the Board or Compensation Committee. The weight of each Strategic Performance Goal does not need to be the same for each Participant or for each Plan Year.

4.4    Individual Performance Objectives: A portion of the Incentive Award may be based on the achievement of one or more Individual Performance Objectives. The Administrator will certify the achievement of the Individual Performance Objectives within a reasonable period following the close of the applicable Plan Year. The direct manager of each Participant may set forth individual performance objectives for each Participant in the Plan (the “Individual Performance Objectives”). The Board or Compensation Committee has sole discretion regarding the use of Individual Performance Objectives, including, but not limited to, assigning a weight to each Individual Performance Objective, modifying the total amount of the Incentive Award earned by any Participant in a Plan Year and not utilizing any Individual Performance Objectives for a Participant in a Plan Year. The type, weight and treatment of the Individual Performance Objectives does not need to be the same for each Participant or for each Plan Year and will be determined on an individual basis by the Board or Compensation Committee for each Plan Year. The Individual Performance Objectives are assessed using the Company’s individual performance rating scale in effect during the applicable Plan Year. Individual Performance Objectives are typically measured on an annual basis but may be measured more or less frequently as determined by the Administrator. The Administrator may set minimum or threshold, target and maximum payout opportunities with respect to the achievement of Individual Performance Objectives.

3 | Page
|US-DOCS\136640243.2||

4.5    Target Incentive Percentage and Award Levels: A Participant’s Target Incentive Percentage will be based on such Participant’s job level in the Company. The Target Incentive Percentage will be established by the Administrator. The Target Incentive Percentage will be established for each Participant in the Plan for each applicable Plan Year.
4.6    Adjustments to Performance Goals and Metrics: Without limiting Article VIII of the Incentive Plan:

4.6.1    The Board or Compensation Committee may in its discretion make adjustments to the Business Scorecard results for any Plan Year, or to any other performance metrics used to determine the amount of Incentive Awards, in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Board or Compensation Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan.

4.6.2    Whenever the business or assets of the Company are transferred to a Successor, the Successor may adopt or assume the Plan and all outstanding Incentive Awards (with such adjustments as the Board or Compensation Committee may determine to be appropriate) or, if the Plan is not assumed by the Successor, the Board or Compensation Committee may provide for payments to be made to Participants in the Plan in full satisfaction of their rights to Incentive Awards for the Plan Year in which such transaction occurs, in such amounts as the Board or Compensation Committee may in its discretion determine to be reasonable and equitable.

4.6.3    The determination by the Board or Compensation Committee of any adjustments to be made pursuant to this Section 4.6 shall be conclusive and binding on all Participants.

SECTION 5 – PAYMENT OF INCENTIVE AWARDS

5.1    Form and Timing of Payment: Payment of Incentive Awards shall be made in a lump sum, in cash (or other form as determined appropriate by the Board or Compensation Committee), subject to applicable payroll tax and required withholdings, after the end of the Plan Year following the final determination of achievement of the Financial Performance Goals, Strategic Performance Goals and Individual Performance Goals, provided that, except as set forth in Sections 3.5 and 6 the Participant must be actively employed continuously in good standing by the Company or one of its Subsidiaries on the date that such payment is made. Payment of the Incentive Award shall be made no later than the last day of the third month following the last day of the Plan Year.

SECTION 6 – TERMINATION OF EMPLOYMENT

6.1    Termination of Employment Due to Voluntary Resignation: In the event a Participant’s employment is terminated due to voluntary resignation, except for Retirement, at any time prior to payment, the Incentive Award shall be forfeited, and the Participant shall not be entitled to payment.

6.2    Termination of Employment for Cause: In the event a Participant’s employment is terminated for Cause, at any time prior to payment, the Incentive Award shall be forfeited, and the Participant shall not be entitled to payment.

6.3    Termination of Employment Due to Death or Disability: In the case of a Participant’s termination due to death or Disability prior to the end of the Plan Year, the Incentive Award shall be considered earned based on target performance, prorated based on the number of days employed during the Plan Year, and paid within sixty (60) days following the termination date. In the case the termination as a result of death or Disability occurs after the Plan Year end but before the payment date, the Incentive Award shall be considered earned based upon actual attainment of the Business Scorecard results and Individual Performance Objectives, as applicable, and paid at the same time as other Participants.

6.4    Termination of Employment due to Involuntary Termination Without Cause: Unless provided otherwise in any other agreement between the Company and a Participant, in the event a Participant’s employment is involuntarily terminated by the Company without Cause prior to the end of the Plan Year, provided that termination occurs on or following the first business day of the third quarter of the Plan Year, the Incentive Award shall be considered earned based on actual attainment of the Business Scorecard results and Individual Performance Goals, as applicable, prorated based on the number of days employed during the Plan Year, and paid at the same time as other Participants, provided that such payment shall be made no later than the last day of the third month following the last day of the Plan Year. In the case such termination occurs after the Plan Year end but before the payment of the Incentive Award, the Incentive Award shall be considered earned based on actual attainment of the Business Scorecard results and Individual Performance Goals, as applicable, and paid at the same time as other Participants, provided that such payment shall be made no later than the last day of the third month following the last day of the Plan Year. For the avoidance of doubt, to the extent a Participant’s employment is involuntarily terminated by the Company without Cause during the first and second quarters of the Plan Year, the Incentive Award shall be forfeited and the Participant shall not be entitled to payment.

6.5    Termination of Employment due to Retirement: In the event a Participant’s employment is terminated due to Retirement, provided that such termination occurs on or following the first business day of the third quarter of the Plan Year, the Incentive Award shall be considered earned based on actual attainment of the Business Scorecard results and Individual Performance Goals, as applicable, prorated based on the number of days employed during the Plan Year, and paid at the same time as other Participants, provided that such payment shall be made no later than the last day of the third month following the last day of the Plan Year. In the event that termination due to Retirement occurs after the Plan Year end but before the payment of the Incentive Award, the Incentive Award shall be considered earned based on actual attainment of the Business Scorecard results and Individual Performance Goals,

4 | Page
|US-DOCS\136640243.2||

as applicable, and paid at the same time as other Participants, provided that such payment shall be made no later the last day of the third month following the last day of the Plan Year. For the avoidance of doubt, to the extent a Participant’s employment is terminated due to Retirement during the first and second quarters of the Plan Year, the Incentive Award shall be forfeited and the Participant shall not be entitled to payment.

6.6    Officers: Notwithstanding Section 6, in the event an Officer Participant’s employment is involuntarily terminated by the Company without Cause, the payment of any Incentive Award shall be governed by the Executive Severance Plan.

SECTION 7 – ADMINISTRATION, AMENDMENT AND TERMINATION

7.1    Administration: The Plan is administered by the Administrator, unless otherwise stated throughout the Plan. The Administrator has authority to determine which Employees receive Incentive Awards, grant Incentive Awards and set Incentive Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Incentive Award as it deems necessary or appropriate to administer the Plan and any Incentive Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Incentive Award. To the extent Applicable Laws permit, the Administrator may delegate any or all of its powers under the Plan to one or more Committees. The Administrator may abolish any Committee or re-vest in itself any previously delegated authority at any time.

7.2    Amendment and Termination: The Board and the Compensation Committee shall each have authority to alter, amend, modify, suspend or terminate the Plan, in whole or in part, at any time and from time-to-time. Notwithstanding any other provision of this Plan to the contrary, the Board or the Compensation Committee may amend this Plan to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2022 and any rules or regulations promulgated thereunder)), and to the administrative regulations and rulings promulgated thereunder, or the listing requirements of any exchange on which the Company’s shares are traded. Each Participant agrees to any amendment made pursuant to this Section 7.2 of this Plan without further consideration or action.

7.3    Right of Offset:    The Company may, to the extent permitted by applicable law, and the extent such action will not cause Participants to be subject to any additional tax under Section 409A, deduct from and set off against any amounts the Company may owe to the Participant from time to time, including amounts payable in connection with any payment, owed as wages, fringe benefits, or other compensation owed to the Participant, including, without limitation payments with respect to Incentive Awards under made under the Plan, such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. Each Participant agrees to any deduction or setoff under this Section 7.4.

7.4    Unfunded Plan:    Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

7.5    Clawbacks: All Incentive Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt of any Incentive Award) will be subject to any Company claw-back policy as in effect from time to time, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder).

7.6    Section 409A. Section 10.6 of the Incentive Plan is hereby incorporated by reference, mutatis mutandis.

7.7    Governing Law: The Plan and all Incentive Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

5 | Page
|US-DOCS\136640243.2||